Exhibit 99.3

SIMON PROPERTY GROUP
Conference Call Text
May 9, 2001

Forward Looking Statement (Shelly Doran)

Welcome to the Simon Property Group first quarter earnings conference call. Please be aware that statements made during this call that are not historical may be deemed forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. We direct you to the Company's various filings with the Securities and Exchange Commission including Form 10-K and Form 10-Q for a detailed discussion of risks and uncertainties.

The Company's quarterly supplemental information package will be filed as a Form 8-K by the end of the week. This filing will be available via mail or e-mail. If you would like to receive the supplemental information via e-mail, please notify me, Shelly Doran, at sdoran@simon.com.

Participating in today's call will be David Simon (chief executive officer), Rick Sokolov (president and chief operating officer) and Steve Sterrett (chief financial officer). Mike McCarty, our Senior VP of Research and Corporate Communications will also be available during the Q&A session. And now, Mr. Simon will provide opening comments.

Retail Environment (David Simon)

I'd like to make a few introductory comments regarding the economy and its impact on the retail climate. The slowdown in the general economy is affecting our retailers' sales performance. Higher energy prices, increasingly frequent layoff announcements, and a continuation of turmoil within the stock markets have resulted in a dramatic decline in consumer confidence. This declining consumer confidence is associated with the weakening in sales, which has shown up both nationally and within the SPG portfolio. Sales growth for retail tenants in the portfolio has slowed during the first quarter of 2001, a continuation of the trend we saw developing in the second half of 2000. Weak sales trends result in higher bankruptcies, which we have also seen in '01.

Comparable sales at the end of the first quarter surpassed $389 psf; a 1% increase over last year's reported number. However, as with all averages, there are revealing differences within the SPG portfolio: by region, by category and by retailer.

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  The New England region continues to show the greatest growth in sales at 3.8% through the first quarter. The Southwest and Pacific regions also contributed strong growth. The Great Lakes and Mountain regions were the weakest. Regional variances such as these support our strategy of creating geographic diversity.

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  The apparel categories continued their dominance within the SPG portfolio. Of the nine apparel categories, all but one, women's specialty/accessories, showed positive sales growth. This is in contrast to the national trend where apparel sales growth has been negative since the fourth quarter of 2000.

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  At the bottom of the list, the toy category at -3.3% shows the greatest decline. Jewelry also performed poorly. It is interesting to note that, in spite of their recent financial troubles, theaters are showing above average growth in sales of 4.7%.

With respect to occupancy, while we did increase occupancy 70 basis points from a year ago, we have seen some increased supply of space because of bankruptcies.

Square footage lost in the SPG portfolio due to bankruptcy terminations during the first quarter of 2001 totaled 580,000 square feet. This compares to 800,000 square feet lost in all of 2000. We believe that we have already seen the lion's share of bankruptcy activity for this year.

SPG's leasing representatives are in the field every day, dealing with the country's retailers. Their current perception is that retailers seem to have good control of their inventory levels and are in generally good financial shape and will, therefore, weather this lull in tenant sales better than in the past.

Better, stronger malls are still in demand. If a space becomes available in one of the top SPG malls, a retailer will eagerly take it, even if their expansion plans for the year have already been met. It is important to note that SPG continues to get 20 to 30% of all expansion projects from the nation's top in-line retailers such as: Williams-Sonoma, Talbots, Brookstone, Pacific Sunwear, El Portal, Wilson's, and Ann Taylor. Our 2001 leasing activity is substantially complete. We do expect to see 12/31/01 occupancy equal or slightly exceed 2000 levels. Lower tenant demand for space may not fully manifest itself until 2002.

And now I would like to ask Steve to provide commentary on financial and operational results for the quarter.

Financial and Operational Results (Steve Sterrett)

Highlights of our first quarter operating results are as follows:

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  Diluted FFO per share increased by 4.2%, to $.74 versus $.71 in 2000. This was in the middle of the range of guidance we provided in March.

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  In analyzing and interpreting the financial results for the quarter, there are a number of factors that contributed to a lower-than-historical level of growth:

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  David mentioned the softening economy and slowing sales growth. Percentage-based rents were $2.1 million lower in the first quarter of 2001 than in 2000. Three things drive this decline: 1) lower sales growth in '01 versus '00; 2) the normal rollover of leases, where high overage-paying tenants' leases expired and we captured that overage in the form of fixed minimum rent; and 3) in 2000, we had some carryover benefit from the strong 1999 holiday season and we were slightly underaccrued at 12/31/99.

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  Despite the lower interest rate environment, interest expense was only $735,000 lower in Q1 2001 versus 2000. As you will recall, we issued $500 million of bonds in January, paying off floating-rate debt. Also, since we use 30-day LIBOR contracts, we didn't get the full impact of lower rates in Q1. This benefit will accelerate in Q2.

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  Management Company profitability was $4 million lower in Q1 2001 versus the prior year due to a number of factors, most notably our reduced level of development activity and resultant lower fees.

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  MerchantWired's operating loss flow-through in Q1 2001 was $1.5 million. MerchantWired was created in mid-2000.

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  Occupancy increased 70 basis points from March 31, 2000 to 90.2% at March 31, 2001.

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  Total sales per square foot increased 3% to $381 per square foot.

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  Comparable sales per square foot, i.e. sales of tenants who have been in place for at least 24 months, increased 1% to $389.

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  Average base rent increased 4% to $28.60.

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  The average initial base rent for stores opened during the first quarter was $35.06 per square foot, versus average rents of $28.95 for those tenants who closed or whose leases expired, for a leasing spread of $6.11, or 21%.

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  Same property NOI growth was 3.5%.

The weakening retail environment and increased tenant bankruptcy levels being experienced in 2001 have not adversely impacted the health of SPG's receivables. A review of the SPG accounts receivable picture at 3/31/01 illustrates the soundness of the portfolio:

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  Average "days-in-receivables" decreased 17.4% from 3/31/00. Average "days-in-receivables" were 7.8 days, their lowest level in the past 2 years.

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  Total receivables aged over 90 days decreased $7 million, or 20.4%, from 3/31/00.

Liquidity and Capital Activities

As of March 31st, we have approximately $680 million of remaining debt maturing in 2001. Of this, $435 million due in September is the third and final tranche of unsecured debt related to the CPI acquisition. The remaining amounts are mortgages on 7 assets that have aggregate coverage levels of approximately 2.5 times. We already have lender commitments to refinance most of this debt. We continue to maintain our financial flexibility and strong liquidity with over $600 million available on our corporate credit facility and over $800 million of EBITDA expected to be generated in the year 2001 from properties that are unencumbered. Our interest coverage ratio remains steady at 2.3 times.

Dispositions

During the first quarter, we sold three small assets—Century Consumer, Golden Ring Mall and Rockaway Office Building—with gross proceeds of approximately $20 million. The net gain on the sale of these three assets was $2.7 million.

Dividends

I'd like to also mention that at our Board Meeting yesterday, the SPG Board authorized a 4% dividend increase, to $2.10 per share annually. The Board's decision reflects the increased profitability of the Company as well as its confidence in the long-term business prospects for SPG.

Earnings Guidance

In March, we provided earnings guidance for the four quarters and full-year 2001. Our first quarter results were within the range of guidance given.

We believe that any negative impact of the economic slowdown, such as lower percentage-based rents and advertising revenues, will be offset by interest savings (as the Fed continues to aggressively reduce short-term interest rates) and other factors. Our estimates for the remainder of 2001 remain unchanged from our earlier guidance, and are as follows:

Second quarter	78 to 80 cents
Third quarter	87 to 90 cents
Fourth quarter	$1.11 to $1.15
For the year	$3.50 to $3.60

At this time, Rick will provide insight into certain of our department store relationships, development activities and complementary revenue growth.

Department Stores (Rick Sokolov)

In late February, SPG entered into an alliance with Kimco Realty Corporation and the Shottenstein/Bernstein Capital Group forming Kimsward, which was awarded the designation rights by the Delaware bankruptcy court to sell the real estate assets for all of Montgomery Ward's owned and leased properties. SPG's interest in the alliance is 18.5%. We wanted to be proactive in dealing with this bankruptcy given our significant number of Ward locations and decided to partner with Kimco who has a successful track record for purchasing designation rights and profiting from the sale and releasing of the locations. This process is ongoing and to date allocations have been made on over half of the Ward stores. It is too early to comment on the impact to our 2001 financials, but we have been pleased by the retailer response to the Ward locations.

Of our 23 mall locations, Dillard has acquired six, two have been acquired by Target, Sears has acquired two and the May Company has acquired four. We have ongoing conversations on our remaining locations and anticipate finalizing another four locations in the near future.

In each instance, we are anticipating substantial increases in market share with the opening of the new anchors in our properties.

Development Activities

Bowie Towne Center in Annapolis, Maryland is the only new development project currently under construction. Months from opening, this center is already 97% leased and committed with only four spaces left to lease. Some of the tenants opening at Bowie include American Eagle, Lindt's Chocolate, Benetton, Gap, Gap Kids, Ann Taylor Loft, Victoria's Secret, Bath & Body, Wet Seal and Wilson's Leather. We currently expect occupancy at opening to exceed 90%.

The center will also feature a restaurant lineup including Pizzeria Uno, DuClaw Brew Pub, Starbuck's and Panera Bread. Olive Garden will be located on the periphery.

Bowie has two components: a 556,000 square foot open-air regional mall and 101,000 square foot grocery retail component. The regional mall is anchored by Hecht's and Sears and features Barnes & Noble, Bed Bath & Beyond and Old Navy. All anchors and large space users will be open with the center in the Fall. The Shops at Bowie Town Center is the grocery retail component anchored by Safeway and is also over 90% leased.

We have continued our ongoing redevelopment program in our portfolio.

North East Mall—Nordstrom opened this past March, Foley's will be opening a new 240,000 foot store in August and Lord & Taylor will be opening in the former Ward store in Spring of 2002.

Mission Viejo Mall—Macy's is pursuing their expansion and renovation and they will open their newly remodeled and expanded store this Fall.

We are starting work this month on the next phase of our Florida Mall expansion in Orlando. Construction will begin on a new Nordstrom and additional small shop space, which will open in October, 2002. Additionally, Saks is expanding their highly successful store at Florida Mall and Lord & Taylor, which recently acquired the Parisian store, is completely remodeling that store and expanding it to 140,000 feet with an opening scheduled next Spring.

We are continuing our renovation program with minor facelifts at about a half-dozen malls.

Our typical, detailed disclosure for new development and redevelopment activities will be provided in our 8-K.

SBVand SBN Initiatives

On May 21st, Mountain Dew will launch its first national line extension since Diet Dew in 1998 with Mountain Dew Code Red. Code Red will only be sold in 20 ounce bottles for the launch, which makes Pepsi's partnership with Simon the perfect platform for introducing this new product. Simon malls will host an exclusive vending promotion along with a select market mall tour to bring Code Red to life this summer. SPG's relationship with Pepsi continues to flourish, further validating the Simon portfolio as a valuable marketing medium.

On March 15th, Up Front Plus parking debuted at Lenox Square in Atlanta, Georgia. This innovative program, which is a partnership between Denison Parking of Indianapolis and our Simon Business Network, will provide a defined, full-service parking area that offers Simon shoppers a parking space close to the mall entrance plus a variety of free perks and additional fee-based services. At Lenox, approximately 100 parking spaces located in the most sought after area of the parking lot have been designated for this program. Customers are treated to an attractive, non-congested, well-lighted environment with amenities and services including wider parking spaces, convenient access to the mall entrance, and a full-time customer service representative to assist with strollers, packages, directions, etc. The parking charge has been initially set at $3.00.

Initial response at Lenox Square has been outstanding. The plan is to have Up Front Plus operational at three centers by the end of 2001, with 10-12 additional locations being added to the program annually over the next 3-4 years. In all, it is anticipated that the Simon portfolio includes at least 50 upscale malls in high-density markets where this program will be successful.

One aspect of the SBV initiatives that we are watching closely is whether the slowdown in the economy will impact our ad and sponsorship income in the coming months.

David will now discuss Simon's technology initiatives.

Technology Initiatives (David Simon)

    Our efforts in the technology area have primarily been focused in two areas: MerchantWired and Clixnmortar. I'd like to briefly discuss the status of each now.

MerchantWired:

Progress continues at MerchantWired:

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  In-mall infrastructure for 300 malls was completed in 2000

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  SPG's investment in MerchantWired through Q1 was approximately $29 million

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  They have signed contracts with 9 national retailers representing over 4,000 stores; the goal is to get over 20 retailers signed by year-end

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  MerchantWired has positive momentum and good traction with retailers, and

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  They have completed approvals with major credit card companies such as Visa and Amex to provide credit card authorization services

MerchantWired remains, in our opinion and that of our partners, a viable and potentially valuable concept. Retailer interest is strong.

Clixnmortar:

With regards to Clix, we have formed an alliance with Found, Inc. to develop a joint application, called clixlist, using our wireless technology previously tested in Atlanta as well as Found's proprietary ability to provide real-time access to retailers' store inventory.

Found has taken the lead role in the development of this clixlist product. As a result, SPG's current spending level on clix is virtually nil. Preliminary discussions with retailers regarding the product have been encouraging, and we continue to believe that there is significant, ongoing value in the technology we have developed in this area.

Conclusion

In conclusion, we remain confident about our business as evidenced by the increase in our common stock dividend and earnings reaffirmation for FFO growth of between 7 to 10% this year in a slowing economy.

And now Operator, we are ready to open the call to questions.